Exhibit 99.1
November 22, 2005
For Immediate Release
Collegiate Pacific Purchases 1.66 Million Additional Shares of Sport Supply Group, Inc. for $5.55 per share; Raises its Ownership Stake to Approximately 72%
•	CP purchases 1.66 Million shares for $5.55 per share in cash from an institutional investor

•	Price Represents 22% discount to $6.74 Price Paid for Original 53.2% Position

•	Companies Mutually Agree to Terminate Merger Agreement
Collegiate Pacific Inc (AMEX – BOO) today announced that it has purchased an additional 1.66 Million shares of SSPY, or an additional 19% of Sport Supply Group’s outstanding shares, for approximately $9.2 Million in cash – or $5.55 per share of SSPY common stock from an institutional holder. The purchase was financed under Collegiate Pacific’s existing credit facility with Merrill Lynch Financial Business Services. Collegiate Pacific also announced that it and Sport Supply Group, Inc. (“SSPY”) have mutually agreed to terminate their merger agreement. The termination was approved by the Board of Directors of each company and the Special Committee of the Board of Directors of Sport Supply Group.
Adam Blumenfeld, President of Collegiate Pacific, stated: “We are excited about this increase in our SSPY holdings and the long tem anticipation of increased ownership and earnings. While the merger with Sport Supply has become unlikely to close in a timely fashion under previously contemplated terms, we believe the purchase of these 1.66 Million shares of Sport Supply Group common stock — at this price – which takes our ownership position to approximately 72% — will add significant value to our shareholders. The purchase price of $5.55 per share constitutes a 22% discount to both the $6.74 price paid to Emerson Radio on July 1, 2005, and the proposed $6.74 per share price contemplated in the Merger Agreement between the companies as announced on September 8, 2005.”
“We believe this immediate increase in ownership, for cash, creates the opportunity for longer term earnings leverage for Collegiate Pacific; reduces potential Collegiate Pacific share dilution by more than 900,000 shares going forward, and accelerates earnings growth in future periods. Collegiate Pacific reserves the right to purchase additional shares of SSG, in public or private transactions, from time to time, as conditions merit.”
“Collegiate Pacific and SSPY will continue upon their previously announced track of maximizing operating synergies and savings between the companies. This increased ownership position only heightens our enthusiasm to leverage the marketing, manufacturing, sales, and purchasing talents within our respective companies – for the benefit of all of our shareholders.”
“Collegiate Pacific anticipates it will incur a one-time charge related to the termination of the Merger Agreement of approximately $ 500,000 in our Second Fiscal Quarter of 2006, ending December 31, 2005.”
Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,500 products

Exhibit 99.1
to 300,000 prospective and existing customers. The Company distributes approximately 1.5 million catalogs annually and employs approximately 175 professional road salesmen.
Sport Supply Group is a leading direct marketer and B2B e-commerce supplier of sporting goods and physical education equipment to the institutional and youth sports market place. Athletes, coaches and instructors in schools, colleges, universities, governmental agencies, camps and youth organizations across the country use our products. Collegiate Pacific (AMEX:BOO — News) now owns approximately 72% of Sport Supply Group’s issued and outstanding common stock.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions, actions and initiatives by current and potential competitors, the future performance of Sport Supply Group as a subsidiary of Collegiate Pacific and the ability of Collegiate Pacific to realize benefits from its ownership of a majority interest in Sport Supply Group, the impact of costs related to FAS-141 on the accounting for Collegiate Pacific’s acquisitions, and certain other additional factors described in Collegiate Pacific’s filings made from time to time with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Collegiate Pacific Inc., Dallas
Adam Blumenfeld/Michael Blumenfeld, 972-243-8100

Source: Collegiate Pacific Inc.